                                                               EXHIBIT 99(B)(7)

--------------------------------------------------------------------------------

                             Strategic Alternatives

--------------------------------------------------------------------------------

Strategic Alternatives
--------------------------------------------------------------------------------

o Simmons has considered a wide variety of alternatives for the publicly held shares of Jupiter.


                                    [GRAPHIC]

--------------------------------------------------------------------------------

                         Private Sale - Whole Of Jupiter

--------------------------------------------------------------------------------

Current Merger And Acquisition Environment
--------------------------------------------------------------------------------

o Weaker oil and gas prices caused the M&A market in the oil service industry to slow after the first quarter of 1998 as buyers became reluctant to meet sellers' price expectations.

o However, several public companies with strong balance sheets have continued to be highly interested in strategic acquisitions, particularly with valuations significantly off their peaks.

o Public companies have shown a willingness to use their stock as part of the acquisition price, recognizing that an element of dilution is acceptable for the right strategic transaction and that retention of some upside is important from a seller's point of view.

o A series of mega-deals occurred during 1998 (including Baker Hughes/Western Atlas, EVI/Weatherford International, Halliburton/Dresser and Schlumberger/Camco) which helped set a record of almost $25 billion in completed transactions.

o Although significant capital is available from financial acquirors, current industry conditions are unlikely to attract players with sufficient resources to acquire Jupiter. Those financial groups which focus on the oil service industry do not have adequate resources for such a transaction.

Private Sale Option
--------------------------------------------------------------------------------

o     Several strategic acquirors could be interested in Jupiter due to:

      -     Leading market share.

      -     Reputation.

      -     Strategic assets.

      -     Broad range of capabilities.

      -     Worldwide operations.

o     Potential acquirors could achieve synergies through such a transaction.

      -     Broadening of product/service offering.

      -     Packaging/bundling of services.

      -     Cost consolidation benefits.

      -     Enhanced asset utilization.

o Jupiter's shareholders would be expected to achieve a premium to current market in a sale. A transaction involving stock could also allow Jupiter's shareholders to benefit from merger synergies, and to retain some future upside in a recovery.

o     Simmons has reviewed a selected group of candidates.

      -     Companies performing E&C of offshore facilities.

      -     Subsea E&C companies.

      -     E&C companies serving the onshore energy business.

o Simmons was not authorized to, and did not, discuss the potential sale of Jupiter with any potential acquirors.

Sale Of Whole Of Jupiter
--------------------------------------------------------------------------------
(Dollar amounts in millions)

                        Public/Private And Total
Company                   Market Capitalization              Description
-----------------       ------------------------  --------------------------------------------------------------
ABB Group                        Public           Diversified E&C company serving the power generation and
                                (Sweden,          transmission, oil and gas, hydrocarbon processing and other
                           Switzerland, U.S.)     industries. Also provides financial services. Energy E&C
                                $25,026           business includes construction and maintenance of offshore and subsea facilities, and refining, chemical and petrochemical plants. Operates worldwide.

Coflexip                        Public            Provides design, engineering, procurement, construction and
                             (U.S., France)       project management services for subsea oil and gas projects.
                                $1,250            Designs and manufactures flexible pipe and transmission
                                                  cables. Focuses mainly in the North Sea with smaller
                                                  operations in Brazil, Asia Pacific, West Africa and the U.S.
                                                  GOM. Operates a fleet of four pipelay vessels and seven subsea construction vessels. Based in France.

ETPM                             Public           Subsidiary of Suez Lyonnaise des Eaux. ETPM provides
                                (France)          construction services for offshore pipelines and facilities worldwide. Parent company also constructs and manages water, waste, power and heating, communications, healthcare and other facilities, and civil engineering works.

FMC Corporation                  Public           Provides subsea and other wellheads, engineering and
                                 (U.S.)           construction of FPSOs and mooring systems, metering products
                                 $3,199           and loading systems. Also provides equipment for airports and food manufacturing, and chemicals for the agriculture, food manufacturing and pharmaceutical industries.

--------------------------------------------------------------------------------

                        Public/Private And Total
Company                   Market Capitalization              Description
-----------------       ------------------------  --------------------------------------------------------------
Halliburton                      Public           Brown & Root Energy Services provides engineering, project
                                 (U.S.)           management, construction and operation of upstream oil and
                                $14,620           gas facilities worldwide.  Halliburton has a strong
                                                  presence throughout energy E&C:  subsidiaries include
                                                  Brown & Root Engineering And Construction, MW Kellogg and
                                                  SubSea.

Heerema                         Private           Operates one of the largest heavy-lift vessel fleets in
                                   --             the world and provides E&C services for offshore oil and
                                                  gas facilities and large steel structures for the civil
                                                  sector.

Odebrecht Group                  Public           Provides engineering and construction services to a wide
                                (Brazil)          variety of industries including the offshore oil and gas and
                                 $1,111           hydrocarbon processing industries. Also owns and operates
                                                  chemical and petrochemical facilities. Estimated revenues of
                                                  $3 billion, has approximately 45,000 employees in North and
                                                  South America, Africa and Europe.

Saipem                           Public           Provides offshore engineering and construction services to the
                                (Italy)           oil and gas industry, including laying of pipelines and
                                 $1,496           construction and installation of offshore facilities. Also provides E&C services to the onshore energy and hydrocarbon processing industries, and provides onshore and offshore
                                                  drilling services. Operates worldwide. ENI Group owns
                                                  approximately 43 percent.

--------------------------------------------------------------------------------

o Several of the leading onshore engineering and construction companies could be interested in an acquisition of Jupiter. Such a transaction would combine leaders in both the onshore and offshore energy E&C sectors.

                        Public/Private And Total
Company                   Market Capitalization              Description
-----------------       ------------------------  --------------------------------------------------------------
Bechtel                       Private             One of the world's largest E&C companies; serves hydrocarbon
                                 --               processing, chemical, power and other industries, and
                                                  provides civil engineering and environmental services.

Fluor Corp.                    Public             Provides design, engineering, procurement, construction,
                               (U.S.)             maintenance and other diversified services on a worldwide
                               $3,268             basis to an extensive range of industrial, commercial,
                                                  utility, natural resources, energy and governmental clients.

Foster Wheeler                 Public             Designs, engineers and constructs hydrocarbon processing,
                               (U.S.)             power generation and distribution, and water treatment
                               $1,568             facilities and process plants.  Also manufactures steam
                                                  generating equipment and builds, owns and operates
                                                  independent power generation and process facilities.  Focuses on the U.S., Europe, China, Southeast Asia and the Middle
                                                  East.

Jacobs Engineering             Public             Provides engineering, design and consulting services;
                               (U.S.)             construction and construction management services; and
                               $1,075             process plant maintenance services to industrial, commercial and governmental clients.  Operates throughout the U.S.,
                                                  Europe and India.

Techint                       Private             Engineering and construction division builds chemical and
                                 --               petrochemical plants, oil and gas facilities, pipelines,
                                                  transmission lines and power and other manufacturing plants.
                                                  Techint is also the world leader in seamless oilfield
                                                  tubulars, manufactures machinery for various manufacturing industries, produces oil and gas, and provides a variety of other services. Based in Argentina. Estimated revenues are $5 billion; has over 30,000 employees.

--------------------------------------------------------------------------------

                   Private Sale - Publicly Held Jupiter Shares

--------------------------------------------------------------------------------

Private Sale Of Publicly Held Jupiter Shares
--------------------------------------------------------------------------------

o While a buyer could surface for the minority shares of Jupiter, achieving a premium to market could prove difficult.

o     Potential acquirors are likely to be concerned about:

      -     Continuing Mars controlling interest.

      -     Continuing overhang from Mars ownership.

      -     Declining projected financial performance.

o Ownership of a minority interest by a strategic acquiror would be unlikely to facilitate synergies between Jupiter and the acquiror. Absent ability to create such synergies, strategic players would be unlikely to be interested.

o Premium to current stock price is unlikely to permit adequate return on the purchase of the minority interest to financial acquirors.

o Private sale of the publicly held (minority interest) Jupiter shares at a premium to market is not a realistic alternative.

--------------------------------------------------------------------------------

                           Share Repurchase By Jupiter

--------------------------------------------------------------------------------

Share Repurchase By Jupiter
--------------------------------------------------------------------------------

o An alternative to the minority squeeze out would be a repurchase of the public outstanding shares by Jupiter using its excess cash.

o Jupiter initiated an open market share repurchase program in February 1998. By December 31, 1998, 2.2 million shares had been repurchased out of an authorized 3 million shares.

o The pending call of Jupiter's debt issue may eliminate the covenants which currently limit further repurchases.

o A tender for outstanding shares would typically be at a premium to market. While open market repurchases occur at market prices at the time, such buying activity could create a premium.

o Jupiter would likely have to defer any further repurchases for an appropriate "cooling-off" period, having already initiated squeeze out discussions.

o It is unlikely that Mars could achieve their objective of 100 percent ownership through a repurchase program but would have to complete the process through a minority squeeze out.

o If Mars were to reach a 90 percent ownership level (through repurchases and conversion of its preferred) it would be able to force a merger. Under these circumstances, the squeeze out premium would be applicable to a lower number of outstanding shares than today.

Self-Tender Stock Repurchases
--------------------------------------------------------------------------------

              Analysis Of Premiums In Self-Tender Stock Repurchases
                          (Dollar amounts in millions)

                                                                             Repurchase Premium
                                                                    --------------------------------------
                                                          Percent    One Day      One Week     One Month
                                            Transaction   Shares     Prior To     Prior To     Prior To
   Date           Company                      Value     Acquired   Announcement Announcement Announcement
   ----           -------                      -----     --------   ------------ ------------ ------------
  2/04/97  WMX Technologies Inc.              $900.0         6.2%      (17.0%)      (12.4%)       (9.1%)
  2/25/97  IPALCO Enterprises Inc.             408.0        22.2        21.4         22.5         24.8
  4/16/97  Briggs & Stratton Corp.             183.1        12.4        19.3         14.6         11.8
  5/07/97  ACM Managed Dollar Income Fund      102.6        27.0         0.0          0.0          0.0
 10/09/97  Browning-Ferris Industries Inc.     585.0         7.0         4.7          3.1          3.8
  1/20/98  ADVANTA Corp.                       814.6        47.1        41.6         41.0         61.6
  2/06/98  Corporate Express Inc.              376.3        27.0        15.8         21.6         (2.3)
  8/21/98  Albemarle Corp.                     112.1        10.0         6.8          5.8         (6.9)
 11/05/98  Alliant Techsystems Inc.            129.2        13.5         4.3         11.1         14.9

           -----------------------------------------------------------------------------------------------
           Mean1                                                        10.4%        11.1%         6.8%
           Median                                                        6.8%        10.2%         8.0%
           -----------------------------------------------------------------------------------------------

----------
1     Excludes high and low values.

--------------------------------------------------------------------------------

                          Strategic Acquisition Program

--------------------------------------------------------------------------------

Selected Strategic Acquisition Candidates
--------------------------------------------------------------------------------

o There are several possible acquisitions which could strategically expand Jupiter's capabilities or strengthen its position in key geographic markets.

                   Public/Private And
                      Total Market
    Company          Capitalization1                  Description                                  Acquisition Rationale
--------------   --------------------   --------------------------------------------    --------------------------------------------
Aker Maritime           Public          Provides engineering, construction,             Provides Jupiter with a leading presence in
                 (Norway, U.K., U.S.)   installation and maintenance of offshore oil    the North Sea, a foothold in West Africa and
                         $580           and gas facilities in the North Sea, off        South America and provides an element of
                                        North and South America and West Africa, and    consolidation in the GOM and North Sea.
                                        in the Caspian. Aker is one of the "prime
                                        contractors" in the Norwegian sector of the
                                        North Sea. Also provides drilling systems
                                        and downhole tools. Aker RGI holds
                                        approximately 65 percent of Aker Maritime.

AMEC                    Public          Provides integrated engineering,                Provides Jupiter with a leading presence in
                        (U.K.)          construction and maintenance services to the    the U.K. sector of the North Sea, and
                         $924           oil, gas and petrochemical production, civil    provides an element of consolidation in that
                                        engineering, utilities and infrastructure,      market.
                                        property development, building services and
                                        maintenance, facilities management, and
                                        transportation industries. The company is
                                        one of three or four "prime contractors" in
                                        the U.K. sector of the North Sea.

Allseas Marine          Private         A leading pipelay contractor. Primarily         Strengthens Jupiter's capabilities in
                          --            operates in the North Sea. Based in             pipelay. Strengthens North Sea presence.
                                        Switzerland.

Bluewater               Private         Designs, constructs and installs FPSOs and      Strengthens FPSO construction and operation
                          --            single point moorings. Also owns and            capabilities.
                                        operates FPSOs. Based in Belgium.

Bouygues Offshore       Public          Designs, constructs, installs and manages       Jupiter gains major presence and key assets
                     (U.S., France)     onshore and offshore oil and gas                in West Africa - strengthens Jupiter's
                         $490           production-related turnkey projects, and        position in an emerging market.
                                        provides maintenance services for
                                        refineries, petrochemical plants and
                                        offshore platforms. Also engages in maritime
                                        and river-related civil projects and designs
                                        and constructs liquefied natural gas
                                        terminals and storage tanks. Operates a
                                        fleet of two jackup barges, two
                                        pipelay/derrick barges, two pipelay barges,
                                        a derrick barge and five other barges.
                                        Focuses on Africa, Europe and Asia Pacific.

----------
1     At February 19, 1999.

--------------------------------------------------------------------------------

                   Public/Private And
                      Total Market
    Company          Capitalization                   Description                                  Acquisition Rationale
--------------   --------------------   --------------------------------------------    --------------------------------------------
Cal Dive                Public          Provides construction, maintenance,             Strengthens subsea construction and
 International          (U.S.)          decommissioning, abandonment and salvage        deepwater capabilities.
                         $212           services in the U.S. GOM. Construction fleet
                                        includes one semisubmersible DP DSV, a
                                        deepwater service barge, two moored
                                        saturation MSVs, three other DSVs, two ROVs
                                        and a salvage barge.

Dril-Quip               Public          Designs and manufactures subsea and surface     Strengthens Jupiter's deepwater capabilities
                        (U.S.)          wellheads, production trees, riser systems      through addition of a leader in subsea
                         $224           and connectors. Also provides installation      equipment.
                                        services.

DSND Group              Public          Lays pipelines, installs floating production    Strengthens Jupiter's subsea and pipelay
                       (Norway)         systems and connects and completes subsea       capabilities.
                         $355           production facilities. Focuses on deepwater
                                        activities worldwide.

Friede Goldman          Public          Provides design, construction and conversion    Broadens Jupiter's activities with drilling
                        (U.S.)          services for offshore drilling rigs.            rig-related capabilities.
                         $307

Global Industries       Public          Provides pipeline construction, platform        Strengthens Jupiter's activities in pipeline
                        (U.S.)          installation and removal, diving services       construction. Also some consolidation in GOM
                         $688           and construction support services primarily     and other offshore markets.
                                        in the U.S. GOM with smaller operations in
                                        West Africa, Asia Pacific, the Middle East
                                        and Latin America. Operates a fleet of 17
                                        pipelay/derrick barges, 4 derrick barges, 2
                                        pipelay barges, 22 liftboats, 24 DSV/OSVs
                                        and a SWATH vessel and 5 other support
                                        vessels.

Horizon Offshore        Public          Provides marine construction services to the    Strengthens Jupiter's capabilities in
                        (U.S.)          offshore oil and gas industry primarily in      pipeline construction.
                         $163           the U.S. GOM. The company's marine fleet is
                                        used primarily to install marine pipelines.

IHC Caland              Public          Designs, constructs and installs FPSOs and      Strengthens FPSO construction and operation
                    (Netherlands)       single point moorings. Also owns and            capabilities; gains immediate leading
                         $988           operates FPSOs. Also designs and constructs     position in mooring systems through SBM
                                        dredgers and other specialty vessels.           subsidiary of IHC Caland.

--------------------------------------------------------------------------------

                  Public/Private And
                     Total Market
    Company         Capitalization                  Description                                  Acquisition Rationale
---------------   ------------------   --------------------------------------------------    -----------------------------
Keppel FELS             Public         Designs and constructs drilling rigs and floating     Adds leading drilling rig
                      (Singapore)      production systems, repairs and modifies drilling     repair, modification and
                         $535          rigs.  Also constructs and owns power plants, and     construction capability.
                                       commercial and industrial buildings.                  Key marine yards in
                                                                                             Southeast Asia and the U.S.

Kvaerner                Public         Provides a broad range of engineering and             Provides Jupiter with a
                       (Norway)        construction services, including E&C and              leading presence throughout
                        $1,681         maintenance for offshore oil and gas facilities       the North Sea.  Broadens
                                       (four fabrication yards in Norway and U.K.),          Jupiter's range of services.
                                       refining, chemical and petrochemical facilities,
                                       pulp and paper, metals production and other
                                       industries. Also constructs ships. Kvaerner
                                       is one of three "prime contractors" in the
                                       Norwegian sector of the North Sea.

Oceaneering             Public         Provides underwater intervention and above water      Adds subsea E&C and FPSO
   International        (U.S.)         inspection, maintenance and repair services for       operations capabilities, and
                         $337          offshore platforms, pipelines and subsea              strengthens Jupiter's FPSO
                                       equipment.  Also engineers, constructs and            construction and deepwater
                                       operates FPSOs and ultra-deepwater ROVs.  Focuses     activities.
                                       on the U.S. GOM with smaller operations in Europe,
                                       West Africa and Asia Pacific.  Operates the
                                       largest fleet of ROVs in the world.

Stolt Comex Seaway      Public         Provides seabed survey and subsea drilling support    Adds a major subsea E&C
                        (U.S.)         services as well as subsea engineering,               capability to Jupiter.
                         $662          construction, maintenance and repair services.
                                       Focuses mainly on the North Sea with smaller
                                       operations in Africa, the Middle East, Asia
                                       Pacific, South America and the U.S. GOM.  Operates
                                       a fleet of 1 flowline vessel, 3 flowline/subsea
                                       construction vessels, 26 DSVs, a heavy lift crane
                                       barge and 3 other vessels.

Umoe Oil & Gas          Private        Subsidiary of Umoe AS, a Norwegian shipping           Jupiter gains major presence
                          --           company.  Umoe Oil & Gas provides engineering,        and key assets in Norwegian
                                       fabrication, installation, hookup, commissioning,     market.
                                       and modifications and maintenance services for
                                       offshore oil and gas facilities in the North Sea.
                                       Umoe is one of three companies which function as
                                       "prime contractors" in the Norwegian sector of the
                                       North Sea.  Revenues are estimated at
                                       approximately $750 million.

Selected Consolidation Opportunities
--------------------------------------------------------------------------------

o With the recent downturn in the industry, Jupiter could take the opportunity to consolidate some of the more fragmented sectors of the industry at more attractive prices and strengthen its position for a recovery. However, this may not achieve Jupiter's stated objective of moving to the higher margin sectors.

                      Public/Private And
                         Total Market
    Company             Capitalization                 Description                                 Acquisition Rationale
--------------------  ------------------  -----------------------------------------------        --------------------------
Bay Offshore                Private       Provides onshore and offshore fabrication and          Some consolidation in
                               --         construction services on the Gulf Coast for the        Gulf Coast offshore
                                          oil and gas and hydrocarbon processing                 construction market.
                                          industries.                                            Broadens Jupiter's
                                                                                                 activities with onshore
                                                                                                 hydrocarbon processing
                                                                                                 construction.

Gulf Island Fabrication      Public       Fabricates offshore drilling and production            Some consolidation in
                             (U.S.)       platforms and other structures including               Gulf Coast fabrication
                              $75         jackets, deck sections, hulls, piles and well          market, particularly in
                                          protectors.  Focuses primarily on the U.S. GOM         300-foot plus fixed
                                          with smaller operations in West Africa and Latin       platform market.
                                          America.

TransCoastal Marine          Public       Fabricates offshore platforms and components for       Some consolidation in
   Services                  (U.S.)       drilling rigs, and lays pipelines.  Focuses in         Gulf Coast shallow water
                              $82         the shallow water and transition zone areas of         construction activities.
                                          the Gulf of Mexico.                                    Adds shallow water and
                                                                                                 transition zone pipelay
                                                                                                 capabilities.

Unifab International         Public       Fabrication of decks and modules for offshore          Consolidation of shallow
                             (U.S.)       platforms, primarily in the GOM.                       water offshore
                              $53                                                                fabrication segment.

Others                                    There are a wide variety of smaller players:           Consolidation of various
                                            Dynamic Offshore                                     segments of the GOM
                                            Grand Isle Shipyard                                  offshore construction
                                            Houma Industries                                     market.
                                            NATCO
                                            Omega Service Industries
                                            Production Management
                                            SECO
                                            Twin Brothers

----------

1 Fleet statistics from the latest annual report. Stolt is adjusted for the acquisition of Ceanic.

EPS Accretion Analysis Of Potential Acquisition Candidates
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    Spin-Off

--------------------------------------------------------------------------------

Spin-Off Of Mars Interest In Jupiter
--------------------------------------------------------------------------------

o Distribution (Spin-off) of Mars interest in Jupiter to its shareholders could create value for Jupiter's public shareholders.

      - Potentially increased liquidity and critical mass could create greater interest from institutional investors.

      -     Elimination of Mars "overhang".

o     Spin-off is unlikely to be practical alternative:

      -     Likely not tax-free to Mars.

      - Significantly reduces size of Mars: could affect investor interest and liquidity and access to capital markets.

--------------------------------------------------------------------------------

                                 Public Offering

--------------------------------------------------------------------------------

Public Offering Of Mars Interest In Jupiter
--------------------------------------------------------------------------------

o A public offering of Mars interest in Jupiter, achieving wider distribution and more liquidity (like a spin-off) could create a value for Jupiter's public shareholders.

o The public offering market was active for oil service offerings in 1996 and 1997. However, only five offerings were completed in 1998. Currently there are nine equity offerings of oil service companies in registration, including four IPOs. However, the recent weakness in oil prices has closed the offering window.

                         Oil Service Equity Offerings1

               Annually                               Quarterly

               [GRAPHIC]                              [GRAPHIC]

Note:  Number of offerings in each period listed at the top of each bar.
Source:  Simmons & Company International.

----------

1 Through January 24, 1999. Does not include pending equity offerings in registration.

--------------------------------------------------------------------------------

                          Summary Of Strategic Options

--------------------------------------------------------------------------------

Summary Of Alternatives
--------------------------------------------------------------------------------


                                       28